Exhibit 99.1

Encore Capital Group Announces Second Quarter 2025 Financial Results

•Favorable purchasing conditions continue in U.S. market
•Global portfolio purchases up 32% to $367 million, including record $317 million in U.S.
•Global collections up 20% to record $655 million, including record $490 million in U.S.
•Estimated remaining collections (ERC) up 12% to record $9.4 billion
•Earnings per share of $2.49

SAN DIEGO, August 6, 2025 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today reported consolidated financial results for the second quarter ended June 30, 2025.
“Encore delivered another quarter of strong performance in Q2, which is reflected in our financial metrics across the board,” said Ashish Masih, President and Chief Executive Officer. “Portfolio purchases of $367 million were up 32% compared to the second quarter last year and record collections of $655 million were up 20%. This unprecedented collections performance helped earnings increase sharply, with second quarter earnings per share of $2.49 up 86% compared to the $1.34 per share we delivered a year ago.”

“Our MCM business in the U.S. continues to deliver very strong results. Capitalizing on the ongoing favorable supply environment, MCM portfolio purchases in the second quarter were a record $317 million, up 34% compared to the year ago quarter, at very attractive returns. MCM also delivered record collections of $490 million in the second quarter, up 24% compared to Q2 a year ago, driven by superior execution.”
“Our Cabot business in Europe delivered a solid second quarter. Portfolio purchases of $50 million were in line with Cabot’s historical trend and collections of $164 million were up 10% compared to the second quarter last year.”

“As a result of our strong first half of 2025 and our continued investment and operational execution, we are raising our global collections guidance and now expect our full-year collections to be approximately $2.5 billion, reflecting year-over-year growth of 15.5%. This higher collections guidance is an increase over our prior expectation of 11% growth to $2.4 billion. Our guidance for global portfolio purchasing remains unchanged. We still anticipate our global portfolio purchasing this year will exceed the $1.35 billion of purchases we made in 2024 as MCM is poised to surpass their record level of purchasing of a year ago. As always, we remain committed to the critical role we play in the consumer credit ecosystem and to helping consumers restore their financial health,” said Masih.
In the second quarter, the company repurchased $15 million of its shares of common stock, bringing the total to $25 million for the first half of the year.

Encore Capital Group, Inc.

Financial Highlights for the Second Quarter of 2025:

	Three Months Ended June 30,
(in thousands, except percentages and earnings per share)	2025	2024	Change
Portfolio purchases(1)	$367,099	$278,692	32%
Average receivable portfolios(2)	$4,068,656	$3,557,355	14%
Estimated Remaining Collections (ERC)	$9,362,400	$8,396,696	12%
Collections	$654,985	$546,728	20%
Revenues	$442,122	$355,285	24%
Operating expenses	$291,389	$253,446	15%
Net income	$58,721	$32,181	82%
Earnings per share	$2.49	$1.34	86%
______________________
(1)Includes U.S. purchases of $317.3 million and $236.8 million, and Europe purchases of $49.8 million and $41.9 million in Q2 2025 and Q2 2024, respectively.
(2)Represents the average of receivable portfolios for the quarter (sum of receivable portfolios at the beginning and end of the quarter divided by 2).

Conference Call and Webcast
Encore will host a conference call and slide presentation today, August 6, 2025, at 2:00 p.m. Pacific / 5:00 p.m. Eastern time, to present and discuss second quarter results.
Members of the public are invited to access the live webcast via the Internet by logging in on the Investor Relations page of Encore's website at encorecapital.com. To access the live conference call by telephone, please pre-register using this link. Registrants will receive confirmation with dial-in details.

For those who cannot listen to the live broadcast, a replay of the webcast will be available on the Company's website shortly after the call concludes.

Encore Capital Group, Inc.

Non-GAAP Financial Measures
This news release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. Adjusted EBITDA has not been prepared in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income and net income per share as indicators of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure is below.

About Encore Capital Group, Inc.

Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.
Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com.

Encore Capital Group, Inc.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results (including purchases and collections), performance, supply and pricing, liquidity, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent report on Form 10-K, as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$172,896	$199,865
Receivable portfolios, net	4,184,780	3,776,369
Property and equipment, net	84,055	80,597
Other assets	206,743	225,090
Goodwill	542,912	507,808
Total assets	$5,191,386	$4,789,729
Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$214,663	$233,545
Borrowings	3,965,465	3,672,762
Other liabilities	115,287	116,091
Total liabilities	4,295,415	4,022,398
Commitments and Contingencies
Equity:
Convertible preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000 shares authorized, 23,095 and 23,691 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	231	237
Additional paid-in capital	—	19,297
Accumulated earnings	1,015,221	909,927
Accumulated other comprehensive loss	(119,481)	(162,130)
Total stockholders’ equity	895,971	767,331
Total liabilities and stockholders’ equity	$5,191,386	$4,789,729

The following table presents certain assets and liabilities of consolidated variable interest entities (“VIEs”) included in the condensed consolidated statements of financial condition above. Most assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs. The liabilities exclude amounts where creditors or beneficial interest holders have recourse to the general credit of the Company.

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$36,046	$23,875
Receivable portfolios, net	942,735	895,704
Other assets	3,682	3,699
Liabilities
Accounts payable and accrued liabilities	2,827	2,946
Borrowings	647,953	599,830
Other liabilities	3,144	887

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Portfolio revenue	$361,174	$321,930	$706,392	$637,782
Changes in recoveries	55,599	5,754	77,063	(6,655)
Total debt purchasing revenue	416,773	327,684	783,455	631,127
Servicing revenue	22,300	21,107	44,847	41,486
Other revenues	3,049	6,494	6,595	11,058
Total revenues	442,122	355,285	834,897	683,671
Operating expenses
Salaries and employee benefits	117,738	106,608	223,670	210,792
Cost of legal collections	79,649	64,249	147,662	122,970
General and administrative expenses	41,327	36,779	82,345	73,020
Other operating expenses	36,990	30,845	71,242	61,212
Collection agency commissions	8,374	7,504	15,247	14,938
Depreciation and amortization	7,311	7,461	14,655	15,309
Total operating expenses	291,389	253,446	554,821	498,241
Income from operations	150,733	101,839	280,076	185,430
Other expense
Interest expense	(73,943)	(61,376)	(144,473)	(117,141)
Other income	1,226	2,047	2,873	4,713
Total other expense	(72,717)	(59,329)	(141,600)	(112,428)
Income before income taxes	78,016	42,510	138,476	73,002
Provision for income taxes	(19,295)	(10,329)	(32,959)	(17,582)
Net income	$58,721	$32,181	$105,517	$55,420

Earnings per share:
Basic	$2.50	$1.35	$4.45	$2.33
Diluted	$2.49	$1.34	$4.41	$2.28

Weighted average shares outstanding:
Basic	23,507	23,883	23,692	23,834
Diluted	23,578	24,097	23,926	24,282

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net income	$105,517	$55,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,655	15,309
Other non-cash interest expense, net	7,211	7,941
Stock-based compensation expense	8,707	7,994
Changes in recoveries	(77,063)	6,655
Other, net	7,045	2,547
Changes in operating assets and liabilities
Other assets	14,897	(25,896)
Accounts payable, accrued liabilities and other liabilities	(26,162)	16,727
Net cash provided by operating activities	54,807	86,697
Investing activities:
Purchases of receivable portfolios, net of put-backs	(725,391)	(566,960)
Collections applied to receivable portfolios	553,400	419,833
Purchases of property and equipment	(13,320)	(14,251)
Other, net	15,659	29,492
Net cash used in investing activities	(169,652)	(131,886)
Financing activities:
Payment of loan and debt refinancing costs	(2,491)	(17,201)
Proceeds from credit facilities	549,605	393,455
Repayment of credit facilities	(418,463)	(1,234,189)
Proceeds from senior secured notes	—	1,000,000
Repayment of senior secured notes	—	(19,540)
Repurchase and retirement of common stock	(25,215)	—
Other, net	(16,206)	16,967
Net cash provided by financing activities	87,230	139,492
Net (decrease) increase in cash and cash equivalents	(27,615)	94,303
Effect of exchange rate changes on cash and cash equivalents	646	(2,046)
Cash and cash equivalents, beginning of period	199,865	158,364
Cash and cash equivalents, end of period	$172,896	$250,621

Supplemental disclosures of cash flow information:
Cash paid for interest	$133,830	$80,945
Cash paid for income taxes, net of refunds	29,278	42,365
Supplemental schedule of non-cash investing activities:
Receivable portfolios transferred to real estate owned	$2,011	$3,098

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of Non-GAAP Metrics
Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, unaudited)	2025	2024	2025	2024
GAAP net income, as reported	$58,721	$32,181	$105,517	$55,420
Adjustments:
Interest expense	73,943	61,376	144,473	117,141
Interest income	(1,362)	(1,760)	(2,908)	(3,128)
Provision for income taxes	19,295	10,329	32,959	17,582
Depreciation and amortization	7,311	7,461	14,655	15,309
Stock-based compensation expense	5,283	4,637	8,707	7,994
Net gain on derivative instruments(1)	—	(78)	—	(273)
Acquisition, integration and restructuring related expenses(2)	1,042	1,883	1,290	4,202
Adjusted EBITDA	$164,233	$116,029	$304,693	$214,247
Collections applied to principal balance(3)	$244,677	$228,923	$488,977	$443,474
________________________

(1)Amount represents gain or loss recognized on derivative instruments that are not designated as hedging instruments or gain or loss recognized on derivative instruments upon dedesignation of hedge relationships. We adjust for this amount because we believe the gain or loss on derivative contracts is not indicative of ongoing operations.
(2)Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore, adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(3)Amount represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and, when applicable, other receivable portfolios. A reconciliation of “collections applied to receivable portfolios, net” to “collections applied to principal balance” is available in the Form 10-Q for the period ending June 30, 2025.